Exhibit 5.7
Sills Cummis & Gross
A PROFESSIONAL CORPORATION
The Legal Center
One Riverfront Plaza
Newark, New Jersey 07102-5400
Tel: 973-643-7000
Fax: 973-643-6500
One Rockefeller Plaza
New York, NY 10020
Tel: 212-643-7000
Fax: 212-643-6500
650 College Road East
Princeton, NJ 08540
Tel: 609-227-4600
Fax: 609-227-4646
May 19, 2010
Pinnacle Entertainment, Inc.
8918 Spanish Ridge Avenue
Las Vegas, Nevada 89148
          Re:       Pinnacle Entertainment, Inc. Registration Statement on Form S-4
Ladies and Gentlemen:
     We have acted only as special New Jersey counsel to Pinnacle Entertainment, Inc., a Delaware corporation (the “Company”), and the New Jersey Guarantors (as defined below), in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the proposed issuance by the Company of $450 million aggregate principal amount of its new 8.625% Senior Notes due 2017 (the “New Notes”), in connection with the proposed exchange of $1,000 principal amount of the New Notes for each $1,000 principal amount of its outstanding 8.625% Senior Notes due 2017 (the “Old Notes” and, collectively with the New Notes, the “Notes”); and we do not and have not represented the Company or the New Jersey Guarantors generally or made any independent review of any of these entities’ files. Your reliance on this opinion should be guided accordingly.
     The Old Notes contain guarantees (the “Old Guarantees”), and the New Notes upon issuance will contain guarantees (the “New Guarantees” and, collectively with the Old Guarantees, the “Guarantees”) by certain subsidiaries of the Company (collectively, the “Guarantors”), including, without limitation, ACE Gaming, LLC, a New Jersey limited liability company (“ACE”), and PNK Development 13, LLC, a New Jersey limited liability company (“PNK 13” and, together with ACE, the “New Jersey Guarantors”).
     The Old Notes and the Old Guarantees are, and the New Notes and the New Guarantees, upon issuance, will be, governed by the Indenture dated as of August 10, 2009, as supplemented

Sills Cummis & Gross
      A Professional Corporation

by that First Supplemental Indenture dated as of February 5, 2010 (as supplemented, the “Indenture”) by and among the Company, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). This opinion letter is delivered at your request in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.
     In connection with this opinion, we have examined originals or copies of the following documents:
1.	The Registration Statement, in the form filed with the Commission;

2.	The Indenture;

3.	The form of the New Guarantees; and

4.	The form of the New Notes.
We also have examined such other documents as we have deemed necessary or appropriate for purposes of this opinion. We have also obtained from officers of the New Jersey Guarantors or of the member or managing member of the New Jersey Guarantors and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary and appropriate for purposes of this opinion.
     In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the absence of any undisclosed modifications, waivers or amendments to any agreements reviewed by us, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to certain facts material to this opinion, we have relied without independent verification upon oral or written statements and factual representations of officers and other representatives of the Company, the New Jersey Guarantors and others.
     Based upon the foregoing, and subject to the assumptions and limitations set forth herein, we are of the opinion that the New Guarantees to which each of the New Jersey Guarantors is a party have been duly authorized by such New Jersey Guarantor.
     The opinions set forth herein are expressly limited to the laws of the State of New Jersey as in effect as of the date hereof and we do not purport to be experts on, or to express any opinion herein concerning, or to assume any responsibility as to the applicability to or the effect on any of the matters covered herein of, any other laws, including any federal securities law, or any state securities or “blue sky” laws or regulations (including New Jersey securities or “blue sky” laws or regulations).

Sills Cummis & Gross
      A Professional Corporation

     We consent to your filing this opinion as an exhibit to the Registration Statement for the benefit of the holders of the Old Notes who will be acquiring the New Notes to be issued pursuant thereto and, if required by the rules and regulations of the Commission, we consent to the use of our name under the caption “Legal Matters” in the Registration Statement and prospectus and any amendments thereto. In giving such consent, we do not admit that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.
Very truly yours,
/s/ Sills, Cummis & Gross P.C.